Exhibit 23.6

Consent of Global Cold Chain Alliance

We hereby consent to the use of our name in the Registration Statement on Form S-11, to be filed by Americold Realty Trust and the related prospectus and any further amendments or supplements thereto (collectively, the “Registration Statement”) and the references to the market report dated December 1, 2017 prepared by the Global Cold Chain Alliance for Americold Realty Trust wherever appearing in the Registration Statement, including, but not limited to the references to our company under the headings “Summary—Industry Overview,” “Market Data and Forecasts,” “Industry Overview” and “Experts” in the Registration Statement.

GLOBAL COLD CHAIN ALLIANCE

By:	/s/ Corey Rosenbusch
Name:	Corey Rosenbusch
Title:	President and CEO

Dated: December 19, 2017